EXHIBIT 99.1

Nanophase Applies for Listing on NASDAQ Capital Market

ROMEOVILLE, Ill., May 20, 2011 (GLOBE NEWSWIRE) -- Nanophase Technologies Corporation (Nasdaq:NANX), a technology leader in the development of advanced nanoengineered products, announced today that it has applied to transfer its listing from the NASDAQ Global Market to the NASDAQ Capital Market.

Nanophase president and CEO Jess Jankowski commented, "We initially chose to be listed on the NASDAQ Global Market in 1997, but based on our current market capitalization and the listing criteria for the NASDAQ Global Market, we are now a better fit for the Nasdaq Capital Market trading system. We believe that applying for listing on the NASDAQ Capital Market serves the best interests of Nanophase and its shareholders."

Jankowski continued, "There are approximately 500 companies listed on the Nasdaq Capital Market, the largest of which has a market capitalization exceeding $2 billion. As a small-cap growth company, we believe the Capital Market will provide an appropriate platform for the listing of our securities. Companies listed on the NASDAQ Capital Market enjoy the benefits of a NASDAQ listing with peers generally closer to Nanophase in size. We are looking forward to continuing our longstanding relationship with NASDAQ."

On May 17, 2011, the Company received a notice from The NASDAQ Stock Market stating that the Company's most recently reported Shareholder's Equity of $9,979,845 was below the $10,000,000 required by NASDAQ Listing Rule 5450(b)(1)(A) (the "Rule"), and therefore, the Company was no longer in compliance with the continuing listing standards for the NASDAQ Global Market. The NASDAQ notice stated that the Company has been provided 45 calendar days to submit a plan to regain compliance or to apply for an alternate market listing. If such a plan were accepted, the Company would then have up to 180 days to evidence compliance. The NASDAQ notice has no immediate effect on the listing of the Company's common stock, which continues to trade under the symbol "NANX." The Company believes that a successful transfer to the NASDAQ Capital Market would continue to provide its shareholders the advantages of a NASDAQ listing.

About Nanophase Technologies

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2008 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media.

CONTACT: Nancy Baldwin
         Investor Relations
         630-771-6708